Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300
June 19, 2012

Alliance One International Announces Appointment of Joyce Fitzpatrick to Board of Directors

Morrisville, NC – June 19, 2012 - Alliance One International, Inc. (NYSE: AOI) today announced that Joyce Fitzpatrick, President of Fitzpatrick Communications, Inc., has been appointed to the Board of Directors effective June 14, 2012. For more than 25 years, Ms. Fitzpatrick has provided strategic advice to corporations, universities and non-profit organizations. Prior to founding Fitzpatrick Communications, Inc. in 2002, she served as Senior Vice President of Ruder-Finn, Inc., one of the nation’s largest and most respected public relations agencies.

Mark W. Kehaya, Chairman of the Board and Chief Executive Officer, said “We are very pleased to welcome Joyce to Alliance One’s Board of Directors. She brings to the Board outstanding business and public relations experience, and will contribute valuable insight and guidance as we continue in our efforts to strengthen our market position, deliver value to our customers, improve farmer sustainability and security of supply, and enhance shareholder value.”

Alliance One International is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers. For more information on Alliance One, visit the Company’s website at www.aointl.com.